Chuck Royce to Become Senior Advisor at Royce Investment Partners

Last updated July 15, 2024

Chuck will become a Senior Advisor effective September 30th, 2024, after completing his transition from day-to-day portfolio management responsibilities.

Celebrating his 51st year at Royce Investment Partners, Chuck Royce will become a Senior Advisor at Royce Investment Partners (“Royce”) effective September 30th, 2024, after completing his transition from day-to-day portfolio management responsibilities on the remaining funds where he currently serves. Chuck founded the ﬁrm in 1972 with the acquisition of the management company that had the advisory contract for Pennsylvania Mutual Fund (now Royce Small-Cap Fund ).

Chris Clark , Royce’s Chief Executive Oﬃcer said, “Chuck’s transition is the culmination of a strategic succession plan, at both the executive and investment team levels, that has been in place for nearly a decade. It has incorporated the addition of investment talent, the establishment of multigenerational teams on our key Strategies, and substantial collaboration between Chuck and our investment staff to ensure consistency in the application of our time-tested investment disciplines.”

These plans saw us establish new leadership structures, including Management and Risk Committees and the promotion of Co- Chief Investment Oﬃcers. The ﬁrm has also worked diligently during this period to add investment analysts and portfolio managers.

Chris noted, “It was critical that we develop our investment teams in a way that maintained and enhanced the substantial domain knowledge and continuity of focus on the small-cap asset class. I’m pleased to say that Royce now has the largest and most experienced investment team in our history, having added 15 investment professionals over the last ﬁve years, giving the ﬁrm our strongest group ever.”

Chuck said, “The timing of this shift reﬂects the conﬁdence that Chris and I have in our investment teams and the ﬁrm as a whole. I’m extraordinarily proud of what we’ve accomplished together, especially our long-term investment performance records, and in particular the 50-plus year record of our ﬂagship, Royce Small-Cap Fund (formerly Royce Pennsylvania Mutual Fund). Because we have been laying the groundwork for several years to ensure a smooth transition and a promising road ahead, this is the appropriate time for me to step back from my active involvement in portfolio management.” In his Senior Advisor role, Chuck will continue to mentor our investment teams, engage with clients, and offer comments on the small-cap market.

Effective after the close of business on July 31st, 2024, Chuck will transition off two funds. On Royce Premier Fund , Lauren Romeo and Steven McBoyle continue as the Fund’s co-lead portfolio managers, and Andrew Palen remains as assistant portfolio manager. Miles Lewis remains lead portfolio manager on Royce Small-Cap Total Return Fund , while Joseph Hintz becomes portfolio manager, and Jag Sriram becomes assistant portfolio manager.

Effective after the close of business on September 30th, 2024, Chuck will transition off two more funds. On Royce Small-Cap Fund (formerly Royce Pennsylvania Mutual Fund), Portfolio Managers Lauren Romeo, Steven McBoyle, Miles Lewis, Jay Kaplan , and Andrew Palen will be joined by Co-Chief Investment Oﬃcer, Francis Gannon .. Also effective after the close of business on September 30th, 2024, Chuck will transition off Royce Dividend Value Fund . Miles Lewis will become the Fund’s lead portfolio manager, joined by Joseph Hintz as portfolio manager and Jag Sriram as assistant portfolio manager.

Effective after the close of business on September 30th, 2024, Chuck will also transition off our three closed-end funds: Francis Gannon will join the portfolio management team of Royce Small-Cap Trust (formerly Royce Value Trust) with Portfolio Managers Lauren Romeo, Steven McBoyle, Andrew Palen, and George Necakov ; Jim Stoeffel will become lead portfolio manager of Royce Micro-Cap Trust , with Brendan Hartman remaining portfolio manager, and Andrew Palen joining as assistant portfolio manager; and Steven McBoyle will become portfolio manager of Royce Global Trust .

Important Disclosure Information

An investor should consider the Fund’s investment goals, risks, fees and expenses before investing. A prospectus containing this and other information is available at www.royceinvest.com. Please read the prospectus carefully before investing or sending money. Royce Fund Services, LLC is the distributor of The Royce Fund and Royce Capital Fund.

© 2024 Royce & Associates, LP, 745 Fifth Avenue, New York, NY 10151, (800) 221-4268. Royce & Associates, LP, the investment advisor of The Royce Fund and Royce Capital Fund, is a limited partnership organized under the laws of Delaware. Royce & Associates, LP, primarily conducts its business under the name Royce Investment Partners. All rights reserved.

Distributor of The Royce Fund and Royce Capital Fund: Royce Fund Services, LLC, a wholly owned subsidiary of Royce & Associates and a member of FINRA and SIPC . All series of The Royce Funds are offered and sold only to persons residing in the United States and are offered by prospectus only. The prospectuses include investment objectives, risks, fees, charges, expenses, and other information that you should read and consider carefully before investing. Royce Value Trust, Royce Micro-Cap Trust, and Royce Global Value Trust are closed-end funds whose shares of common stock trade on the NYSE. Royce Fund Services, LLC does not serve as a distributor or as an underwriter to or of these Royce closed-end funds. View our Policies & Procedures , including, among others, our Sarbanes-Oxley Code of Ethics , Privacy Policy , and Proxy Voting Guidelines and Procedures .. View our Customer Relationship Summary .

Any information, statements, and opinions set forth herein are general in nature, are not directed to or based on the ﬁnancial situation or needs of any particular investor, and do not constitute, and should not be construed as, investment advice, a forecast of future events, a guarantee of future results, or a recommendation with respect to any particular security or investment strategy. Investors seeking ﬁnancial advice regarding the appropriateness of investing in any securities or investment strategies should consult their ﬁnancial professional.